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                                                             Exhibit 11.1


                          GTS DURATEK, INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months                          Nine Months
                                                     Ended September 30                    Ended September 30
                                               -------------------------------      ------------------------------
                                                    1995              1994                1995           1994
                                               -------------     -------------      --------------   -------------
Primary:

Net earnings                                    $  473,199         $   51,218          $1,153,576      $  222,430

Accrued dividend on preferred stock               (320,000)                 0            (875,200)              0

Accretion of redeemable preferred stock            (54,303)                 0            (144,358)              0
                                                ----------         ----------          ----------      ----------
Net earnings applicable to common stock         $   98,896         $   51,218          $  134,018      $  222,430
                                                ----------         ----------          ----------      ----------
                                                ----------         ----------          ----------      ----------
Weighted average common shares outstanding       8,784,859          8,687,917           8,731,551       8,684,630

Earnings per common share                       $     0.01         $     0.01          $     0.02      $     0.03
                                                ----------         ----------          ----------      ----------
                                                ----------         ----------          ----------      ----------